Exhibit 99.1


99 CENTS ONLY STORES(R) REPORTS SECOND QUARTER 2004 RETAIL SALES OF $226.9 MILLION, UP 16.3% FROM THE SECOND QUARTER OF 2003. SAME-STORE-SALES FOR THE SECOND QUARTER 2004 WERE DOWN 2.5%.


      CITY OF COMMERCE, CA - July 8, 2004 - 99 Cents Only Stores(R) (NYSE:NDN) reports total sales of $237.3 million for the second quarter ended June 30, 2004. This represents an increase of 14.6% over sales of $207.0 million for the second quarter of 2003.

       Second quarter retail sales for 99 Cents Only Stores were $226.9 million, up 16.3% from sales of $195.1 million for 2003. Sales increases in the grocery categories accounted for approximately 55% of the retail sales dollar growth.

     Same-store-sales for 99 Cents Only Stores were down 2.5% for the second quarter of 2004 versus a record increase of 9.8% for the second quarter of 2003. Comparable store sales transactions accounted for the majority of the decline in the second quarter 2004 comp sales. A twelve day shorter Easter selling season in the second quarter of 2004 versus 2003 contributed to comp sales being more negatively impacted during the first half of the quarter. In contrast, comp store sales were slightly positive in June 2004.

     Total sales for the six months ended June 30, 2004 were $467.3 million, up 15.8% over last year. Total retail sales for the first six months of 2004 were $445.7 million, up 17.4% over 2003. Comp store sales for the six months ending June 30, 2004 were down 1.2%, versus an increase of 7.4% in 2003.

     Eric Schiffer, President of the Company said, "Our second quarter comp sales were negatively impacted by, among other factors, the over-capacity of our main California distribution center. This resulted in increased store out-of-stock positions and late deliveries to the stores, which consequently affected sales transactions.

     Despite the shorter Easter selling period and the distribution difficulties mentioned previously, along with exceptionally high gasoline prices, increases in dairy prices and very aggressive post-strike sales promotions from Southern California grocers, the Company was able to produce slightly positive comp sales in June.

     We have recently leased approximately 200,000 square feet of additional warehouse space to address the over-capacity situation in our main distribution center. We have taken full possession and commenced moving in to this facility. We have also engaged an outside consulting firm to work with management to review and document our supply chain cycle, and to identify and prioritize opportunities to help implement improvements.

     We introduced a new more flexible pricing strategy in Texas on June 15, 2004. In addition to allowing us to better promote sales specials that we believe over time will drive more traffic to our stores, we also believe that it will allow us to competitively and consistently offer additional key commodity items in Texas, such as milk.

     We expanded our produce offerings this year and expect over the long term that this will result in higher traffic and more transactions. We expect, in our newer markets, that word of mouth from satisfied customers will be a significant force in building store traffic, as it has been in our other markets.

     We are happy to report our CEO Dave Gold is doing well and working from home while he recuperates from his heart by-pass surgery last month. He is expected to return to the office this month.

     We look forward to discussing our sales and operations results in more detail on our second quarter 2004 earnings conference call scheduled for July 20, 2004 at 8:00 a.m. Pacific Time, following release of our second quarter 2004 earnings."

     To participate in the Company's earnings call, please phone the operator before the call is scheduled to begin. The call-in number will be
1.206.315.1857. A digital playback of the conference call will be available for seven days after the conference call. The call-in number for the replay will be
1.913.383.5767 and the PIN is 4071. A copy of the company's release announcing its earnings and any other financial and statistical information about the period to be presented in the conference call will be available at the section of the Company's website entitled "Investor Relations" at www.99only.com.

     During the second quarter of 2004, 99 Cents Only Stores(R) opened eleven stores including two in California, four in Dallas Fort Worth and three in Houston, Texas and two in Arizona. One smaller store was closed during the second quarter in Southern


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California,  with much of the business moving to a nearby larger location in the same  town.  Twenty-one  stores  opened  in  the  first  six  months  of  2004.

       Gross retail square footage at the end of the quarter was 4.56 million and ending sellable square footage was 3.58 million.

     Bargain Wholesale sales for the second quarter were $10.3 million compared to $12.0 million in 2003. Bargain Wholesale sales represent 4.4% of second quarter total sales.

     99 Cents Only Stores(R), the nation's oldest existing one-price retailer, operates 209 retail stores, in California, Texas, Arizona and Nevada and a wholesale division called Bargain Wholesale. The Company's 210th store will open today in Houston, Texas at 14310 Westheimer Boulevard. 99 Cents Only Stores(R) emphasizes name-brand consumables, priced at an excellent value, in attractively merchandised stores.

     This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements are inherently unreliable and actual results may differ. Factors which could cause actual results to differ materially from these forward-looking statements include, changes in the competitive market place, general economic conditions, factors affecting the retail industry in general, the timing of new store openings, the ability of the company to acquire inventory at favorable costs and other factors discussed in the company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


Note to Editors: 99 Cents Only Stores(R) news releases and information available on the World Wide Web at htpp://www.99only.com

CONTACT: 99 Cents Only Stores(R), City of Commerce, California, Andy Farina, CFO, 323/881-9933

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